Exhibit 10.3
MARATHON OIL CORPORATION
2019 INCENTIVE COMPENSATION PLAN

PERFORMANCE UNIT AWARD AGREEMENT
2024 - 2026 PERFORMANCE CYCLE

Section 16 Officer

1. Grant of Performance Units. Pursuant to this Award Agreement and the Marathon Oil Corporation 2019 Incentive Compensation Plan (the “Plan”), MARATHON OIL CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Participant”), an employee of the Corporation or a Subsidiary, on _____________, 2024, [NUMBER] Performance Units, representing the right to receive shares of Common Stock, subject to the terms and conditions set forth in this Award Agreement and the Plan. The Participant has no legally binding right to any payment prior to the vesting of the Performance Units in accordance with the terms of this Award Agreement.

2. Relationship to the Plan and Definitions.

(a) This grant of Performance Units is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined in this Award Agreement, capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

(b) For purposes of this Award Agreement:
“Employment” means employment with the Corporation or any of its Subsidiaries. For purposes of this Award Agreement, Employment shall also include any period of time during which the Participant is on Disability status.

“Forfeiture Event” means the occurrence of at least one of the following: (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit and Finance Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Participant knowingly engaged in the misconduct, (2) the Participant was grossly negligent with respect to such misconduct or (3) the Participant knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Participant engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

“Mandatory Retirement” means termination of Employment as a result of the Corporation’s policy, if any, requiring the mandatory retirement of officers and/or other employees upon reaching a certain age or milestone.

“Peer Group” means the following group of companies (in addition to the Corporation) and indices: APA Corporation (APA), ConocoPhillips (COP), Coterra Energy Inc. (CTRA), Devon Energy Corporation (DVN), Diamondback Energy, Inc. (FANG), EOG Resources, Inc. (EOG), Matador Resources Company (MTDR), Murphy Oil Corporation (MUR), Ovintiv Inc. (OVV), the S&P 500 Energy Index (SPN01) and the S&P 500 Index (SP50). If, during the Performance Cycle, there is an announcement of any event that if completed would result in any Peer Group company (excluding the Corporation) either ceasing to exist or ceasing to be a company for which TSR can be calculated from publicly available information (a “Corporate Event”), then upon announcement of such Corporate Event, such company (or companies) shall no longer be a Peer Group member, and in determining the Vesting Percentage for these Performance Units, adjustments shall be made as set forth in Paragraph 3(b) below.

“Performance Cycle” means the period from January 1, 2024, to December 31, 2026. Notwithstanding the foregoing, if a Change in Control occurs before December 31, 2026, then the Performance Cycle shall be the period from January 1, 2024, to the last regular trading date immediately preceding the effective date of such Change in Control for purposes of the determination under Paragraph 3.

“Performance Unit” means an unfunded and unsecured right to receive a payment of shares of Common Stock determined in accordance with the terms of this Award Agreement and the Plan.

“Retirement” means, for purposes of this Award Agreement, termination of Employment with the Corporation and its Subsidiaries upon the first to occur of: (i) reaching at least age sixty (60) with at least five years of vesting service based on a Participant’s “accredited service date” as reflected in the employment records of the Corporation or its Subsidiaries and (ii) Mandatory Retirement.

“Settlement Time” has the meaning set forth in Paragraph 4.

“Total Shareholder Return” or “TSR” means the rate of return achieved with respect to the company’s common stock as if: (i) $100 were invested in the company’s stock, assuming a purchase price equal to the average closing price for the ninety (90) calendar days immediately before the start of the Performance Cycle, (ii) all dividends paid during the Performance Cycle were reinvested into additional shares and (iii) assuming the company’s stock is valued at the end of the Performance Cycle based on the average closing price during the final ninety (90) calendar days of the Performance Cycle.

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

“Vesting Percentage” means the percentage (between 0% and 200%) determined by the Committee in accordance with the procedures set forth in Paragraph 3 or Paragraph 8, as applicable, which shall be used to determine the value of each Performance Unit.

3. Determination of Vesting Percentage.

(a) Except as provided in Paragraphs 6 and 8 of this Award Agreement, the Vesting Percentage will depend upon the Corporation’s TSR relative to the TSR of the other companies and indices in the Peer Group. At its first regularly scheduled meeting following the close of the Performance Cycle, the Committee shall determine the Vesting Percentage as follows, based on the TSR of the Corporation relative to the TSR of the other companies and indices in the Peer Group:

(1)If the Corporation is one of the top two in the Peer Group’s TSR ranking (i.e., has the highest or the second highest TSR), the Vesting Percentage shall be 200%.
(2)If the Corporation is one of the bottom two in the Peer Group’s TSR ranking (i.e., has the lowest or the next lowest TSR), the Vesting Percentage shall be 0%.
(3)If the Corporation is the third from bottom in the Peer Group’s TSR ranking, the Vesting Percentage shall be 35%.
(4)If the Corporation has any other position in the Peer Group’s TSR ranking (i.e., one that is not in the top two or the bottom three of the Peer Group’s TSR ranking results), linear interpolation will be used between 35% and 200%, based on the proportional relative position of the Corporation’s TSR between the TSR of the 2nd ranked company or index and the company or index with TSR ranked third from the bottom, to determine the applicable Vesting Percentage.

The following table illustrates the methodology:

TSR Ranking of Corporation	Vesting Percentage
1st	200%
2nd	200%
3rd-9th	Determined by linear interpolation between 35% and 200%
10th	35%
11th	0%
12th	0%

(b) If, during the Performance Cycle, there is an announcement of a Corporate Event that results in one of the Peer Group companies ceasing to be a Peer Group member as set forth in the above “Peer Group” definition, then consistent with the original methodology, the Vesting Percentage shall be

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

200% for a TSR ranking in the top two of the new, smaller Peer Group, shall be 0% for a TSR ranking in the bottom two of the new, smaller Peer Group, shall be 35% for a ranking third from the bottom of the new, smaller Peer Group and shall be determined using linear interpolation between 35% and 200% for other positions in the TSR ranking of the new, smaller Peer Group.

(c) The Committee has sole and absolute authority and discretion to reduce the Vesting Percentage, including to zero, as it may deem appropriate (including, but not limited to, if the TSR calculated for the Performance Cycle is negative); provided, however, that if the Performance Units vest pursuant to Paragraph 8, the Committee shall not reduce the Vesting Percentage as calculated pursuant to Paragraph 3(a) and, if applicable, Paragraph 3(b).

4. Vesting of Performance Units. Unless the Participant’s right to the Performance Units is previously forfeited or vested in accordance with Paragraphs 5, 6, 7 or 8, as applicable, the Committee shall determine the Vesting Percentage following the close of the Performance Cycle. Following the Committee’s determination, the Participant shall vest in the Performance Units and be entitled to receive a payment of shares of Common Stock equal to the product of (a) the number of Performance Units granted under this Award Agreement and (b) the Vesting Percentage, as determined by the Committee under Paragraph 3, issued in accordance with and subject to Paragraph 10. Such payment shall be made as soon as administratively feasible following the Committee’s determination but, in any event, on or after January 1, 2027, and not later than March 15, 2027 (the “Settlement Time”). If, in accordance with the Committee’s determination under Paragraph 3, the Vesting Percentage is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and settling the Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided in Paragraph 9), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full.

5. Termination of Employment Other than due to Death or Retirement. If the Participant’s Employment is terminated prior to the close of the Performance Cycle for any reason other than death or Retirement, the Performance Units shall be forfeited, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.
6. Vesting Upon Termination of Employment due to Death. If the Participant’s Employment is terminated by reason of death prior to the close of the Performance Cycle, the Participant’s right to receive the Performance Units shall vest in full as of the date of death, and the Vesting Percentage shall be 100%. A payment in shares of Common Stock equal to the product of (a) the number of Performance Units granted under this Award Agreement and (b) the Vesting Percentage, as determined under this Paragraph 6, shall be issued in accordance with and subject to Paragraph 10, on or after, but not later than thirty (30) days after, the Participant’s death and transferred to the Participant’s designated beneficiary on file with the Plan’s third party stock plan administrator or, if none, to the Participant’s estate. With respect to any Dividend Equivalents payable pursuant to Paragraph 9, the Corporation shall pay in

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

cash to the Participant’s estate, on or after, but not later than thirty (30) days after, the Participant’s death an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder. Such vesting and settling of the Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided herein) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
7. Vesting Upon Termination of Employment due to Retirement. In the event of the Retirement of the Participant upon or after completion of half of the Performance Cycle, the Committee shall determine the Vesting Percentage following the close of the Performance Cycle. In determining the Vesting Percentage that is applicable to the Participant, the Committee shall consider the contributions of the Participant to the Corporation during the Performance Cycle, including the Participant’s assistance with transition of his or her responsibilities prior to Retirement and whether the Participant provided appropriate notice of his or her intent to retire. Notwithstanding anything herein to the contrary, in the event the Committee determines that the Participant has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Vesting Percentage shall be zero. Following the Committee’s determination, the Participant shall vest in the Performance Units and be entitled to receive a payment in shares of Common Stock equal to the product of (a) the percentage equal to the days of Participant’s Employment during the Performance Cycle, divided by the total days in the Performance Cycle, (b) the number of Performance Units granted under this Award Agreement and (c) the Vesting Percentage, as determined by the Committee under Paragraph 3 and this Paragraph, issued in accordance with and subject to Paragraph 10. With respect to any Dividend Equivalents payable pursuant to Paragraph 9, the Corporation shall pay in cash to the Participant an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder as described in the preceding sentence. Such payments shall be made upon the regularly scheduled Settlement Time. If, in accordance with the Committee’s determination under Paragraph 3 and this Paragraph, the Vesting Percentage is zero, the Participant shall immediately forfeit any and all rights to the Performance Units. Upon the vesting and/or forfeiture of the Performance Units and the settlement of such Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided herein), if any, the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be satisfied in full. In the event of the Retirement of the Participant before completion of half of the Performance Cycle, the Performance Units shall be forfeited as of the date of his or her termination of employment, and the rights of the Participant and the obligations of the Corporation under this Award Agreement shall be terminated.
8. Vesting Upon a Change in Control. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control prior to the end of the Performance Cycle, the Participant shall vest in the Performance Units in full, unless the Performance Units were previously forfeited or vested in accordance with Paragraphs 5, 6, 7 or 8, as applicable. The Vesting Percentage shall be the greater of (a) the percentage calculated as provided under Paragraph 3 or (b) 100%. A payment in shares of Common Stock equal to the product of (a) the number of Performance Units granted under this Award Agreement

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

and (b) the Vesting Percentage, as determined by the Committee under the preceding sentence, issued in accordance with and subject to Paragraph 10, shall be made on or after, but not later than thirty (30) days after, the Change in Control; provided, however, that if such Change in Control fails to qualify as a “change in control event” within the meaning of Treas. Regs. section 1.409A-3(i)(5) or if a later settlement date is otherwise required by Plan terms, then the payment will be made upon the regularly scheduled Settlement Time (the applicable payment timing, the “Change in Control Settlement Time”). With respect to any Dividend Equivalents payable pursuant to Paragraph 9, the Corporation shall pay in cash to the Participant, upon the Change in Control Settlement Time, an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder. Such vesting and settling of the Performance Units (including, if applicable, a cash payment for Dividend Equivalents, as provided herein) shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.
9. Dividend Equivalents. With respect to each of the Performance Units granted under Paragraph 1, the Participant shall be credited with Dividend Equivalents equal to the amount per share of Common Stock of any ordinary cash dividends declared by the Board with record dates during the period beginning on the first day of the Performance Cycle and ending one calendar day prior to the date on which any related vested Performance Units are paid. Except as otherwise provided in Paragraphs 6, 7 and 8, the Corporation shall pay in cash to the Participant an amount equal to (i) the sum of the aggregate amounts of such Dividend Equivalents credited to the Participant, if any, multiplied by (ii) the number of related Performance Units that vest and are paid hereunder, with such amount to be paid upon the regularly scheduled Settlement Time. Any Dividend Equivalents shall be forfeited as and when the related Performance Units are forfeited in accordance with the terms of the Award Agreement.

10. Issuance of Shares. During the period of time between the Grant Date and the earlier of the date on which the Performance Units vest or are forfeited, the Performance Units will be evidenced by a credit to a bookkeeping account evidencing the unfunded and unsecured right of the Participant to receive shares of Common Stock, subject to the terms and conditions applicable to the Performance Units under the Plan and this Award Agreement. Upon the vesting of all or a portion of the Participant's Performance Units pursuant to this Award Agreement, a number of shares of Common Stock equal to the number of vested Performance Units shall be registered in the name of the Participant in accordance with the applicable timing set forth in Paragraphs 4, 6, 7 or 8 herein. No fractional shares will be issued, and any rights to fractional shares of Common Stock will be forfeited without compensation for such fractional shares.

11. Repayment or Forfeiture Resulting from Forfeiture Event and other Clawback Provisions.
(a) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant’s Employment, then the Committee may, but is not obligated to, cause

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

some or all of the Participant’s outstanding Performance Units to be forfeited by the Participant.

(b) If there is a Forfeiture Event either while the Participant is employed or within two years after termination of the Participant’s Employment and a payment has previously been made in settlement of Performance Units granted under this Award Agreement, the Committee may, but is not obligated to, require that the Participant pay to the Corporation an amount (the “Forfeiture Amount”) up to (but not in excess of) the amount paid in settlement of the Performance Units.

(c) This Paragraph 11 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. Subparagraphs (a) and (b) shall not apply to the Participant following the effective time of a Change in Control.

Additionally, notwithstanding anything to the contrary herein, to the extent that any payment under this Award Agreement is subject to clawback under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission or the rules of any stock exchange on which the Common Stock is listed or quoted (collectively, “Clawback Rules”), such amount will be clawed back in appropriate circumstances, as determined under the terms and conditions prescribed by such Clawback Rules, the Corporation’s Clawback Policy for the Recovery of Erroneously Awarded Compensation, as in effect from time to time, (the “Clawback Policy”) and the authority issued under the Clawback Rules and the Clawback Policy. Further, the Corporation will be entitled, to the extent permitted or required by any other applicable law or the Clawback Policy, to recoup compensation of whatever kind paid by the Corporation or any of its affiliates at any time to the Participant pursuant to this Award Agreement, except that following the effective time of a Change in Control, the Corporation will be entitled to do so only to the extent required to comply with applicable law, as determined in its sole discretion. Any Performance Units previously granted by the Corporation to the Participant that are outstanding and unvested as of the Grant Date of this Award shall be subject to the same provisions as set forth in this Paragraph 11 to the extent required to comply with applicable law, as determined by the Corporation in its sole discretion, and the Award Agreements for any such Performance Units are deemed so amended.

12. Taxes. In all cases, the Participant will be responsible to pay all required withholding taxes associated with the Performance Units. Pursuant to Section 10 of the Plan, the Corporation or its designated representative (which may be a Subsidiary) shall have the right to withhold applicable taxes from the cash and Common Stock otherwise payable to the Participant, or from other compensation payable to the Participant, at the time of the vesting and delivery of such cash and Common Stock payment or such other time as may be required under applicable law, to sell or permit the sale of shares of Common Stock to pay such applicable taxes, or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding.

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

13. No Stockholder Rights. The Participant shall in no way be entitled to any of the rights of a stockholder of the Corporation as a result of this Award Agreement. Specifically, the Performance Units do not have voting rights.

14. Nonassignability. Upon the Participant’s death, the Performance Units shall be paid out as provided in Paragraph 6 of this Award Agreement. Otherwise, the Participant may not sell, transfer, assign, pledge or otherwise encumber any portion of the Performance Units, and any attempt to sell, transfer, assign, pledge or encumber any portion of the Performance Units shall have no effect.

15. No Employment Guaranteed. Nothing in this Award Agreement shall give the Participant any rights to (or impose any obligations for) continued Employment by the Corporation or any Subsidiary or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Participant.

16. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Participant, adversely affect the rights of the Participant under this Award Agreement. Without the consent of the Participant, this Award Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) to add to the covenants and agreements of the Corporation for the benefit of the Participant or to add to the rights of the Participant or to surrender any right or power reserved to or conferred upon the Corporation in this Award Agreement; provided, in each case, that such changes or corrections shall not adversely affect the rights of the Participant under this Award Agreement without the Participant’s consent. Additionally, however, notwithstanding the foregoing or anything to the contrary herein, without the consent of the Participant, this Award Agreement may be amended or supplemented to make such changes as the Corporation, upon advice of counsel, (i) determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws or (ii) determines are necessary or advisable for the Award either not to be subject to or to be compliant with Section 409A. It is the intention that this Award either not be subject to or be compliant with Section 409A and shall be interpreted accordingly.
17. Data Privacy. By accepting the Performance Units subject to the terms of this Award Agreement, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data, including, but not limited to, items of data described in this Paragraph 17, by and among the Corporation and its Subsidiaries and affiliates, including the Participant’s employer (collectively referred to as “Marathon Oil” in this Paragraph 17), for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands and acknowledges that Marathon Oil holds certain personal data about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)

stock or directorships held in Marathon Oil, details of all grants or any other entitlement to salary and other cash payments and shares of stock or units awarded, canceled, forfeited, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (which information is collectively referred to as “Data” for purposes of this Paragraph 17). The Participant understands and agrees that Data may be transferred to one or more third parties assisting Marathon Oil in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country of citizenship, country of residence or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country of citizenship or country of residence. The Participant understands that he or she may request a list with the names and addresses of any recipients of the Data by contacting his or her local human resources representative. The Participant, by acceptance of the Performance Units subject to the terms of this Award Agreement, authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit shares or cash following the lapse of applicable restrictions, and reporting to applicable tax and other legal authorities. The Participant understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data to correct inaccuracy or refuse or withdraw the consent provided herein, without cost, by contacting the Participant’s local human resources representative in writing. The Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan, and the Participant may obtain additional information about the consequences of refusing to consent or withdrawing consent by contacting his or her local human resources representative.

Marathon Oil Corporation

/s/ Lee M. Tillman
Lee M. Tillman
Chairman, President and
Chief Executive Officer

9

2019 Plan – Section 16 Officer TSR PSU with 3-year cliff vesting (2024 grant)